Exhibit 99.1

For Immediate Release

BSD Medical’s Hyperthermia Therapy Now Offered at Cancer Treatment Centers of America

SALT LAKE CITY—May 18, 2007— BSD Medical Corp. (AMEX: BSM) today announced that Cancer Treatment Centers of America in Philadelphia joined BSD’s family of customers with the acquisition and installation of a BSD 500 Hyperthermia System to increase their ability to treat advanced and recurrent cancer patients at their facility.

The BSD 500 delivers hyperthermia by elevating the tumor temperature through the use of microwave energy and helps address the limitations of radiotherapy for many patients with advanced stage cancer. When cancer recurrence has followed an initial course of radiation treatment, a second course of radiation may not be viable to the tumor or must be delivered in a much lower, less effective dosage. Hyperthermia increases blood and oxygen circulation within the tumor, thus making a lower dose of radiation more effective.

“We are very excited to be able to offer hyperthermia to our patients as part of our unique, whole person, fully integrated treatment model that provides the best medical technology available,” said Lydia Komarnicky, MD, chief of radiology at Cancer Treatment Centers of America in Philadelphia, where the first hyperthermia treatments are now being performed. “We combine these therapies with complementary therapies like nutrition, naturopathy, physical therapy, mind-body medicine and spiritual support to help patients fight their cancer body, mind and spirit.”

The BSD 500 provides superficial hyperthermia which is used to non-invasively treat cancerous tumors located within a few centimeters of the surface of the body, such as melanoma and recurrent breast cancer. It is also able to deliver interstitial hyperthermia which is used in treating tumors in the prostate, breast, head and neck and a variety of other tumors.

“We are pleased to welcome Cancer Treatment Center of America as a new proponent of hyperthermia therapy for cancer,” said Hyrum A. Mead, president of BSD Medical Corp. “Cancer Treatment Centers of America is nationally known for treating cancer patients with complex and advanced stage disease. We are excited to be providing the benefits of hyperthermia therapy to their patients.”

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About BSD Medical Corporation
BSD Medical Corp. is the leading developer of systems used to deliver hyperthermia therapy for the treatment of cancer. Hyperthermia therapy is used to kill cancer directly and increase the effectiveness of companion radiation treatments for certain tumors. Research has also shown promising results from the use of hyperthermia therapy in combination with some chemotherapy agents, and for tumor reduction prior to surgery. For further information visit BSD Medical's website at www.BSDMedical.com or BSD's patient website at www.treatwithheat.com.

About Cancer Treatment Center of America
Founded in 1988, Cancer Treatment Centers of America provides a comprehensive, patient-centered treatment model that fully integrates traditional, state-of-the-art medical treatments with scientifically-supported complementary therapies such as nutrition, naturopathy, psychological counseling, physical therapy and spiritual support to meet the special, whole-person needs of advanced-stage cancer patients. With a network of cancer treatment hospitals and community oncology programs in Illinois, Oklahoma, Pennsylvania and Washington,Cancer Treatment Centers of America encourages patients and their families to participate in treatment decisions with its Patient Empowerment MedicineSM model. For more information about Cancer Treatment Centers of America, visit www.cancercenter.com.

Statements contained in this press release that are not historical facts are forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995. All forward-looking statements are subject to risks and uncertainties detailed in the Company's filings with the Securities and Exchange Commission.